To the Board of Directors and Shareholders
Kysor Industrial Corporation

Re:    Kysor Industrial Corporation Registration Statement Nos. 2-67607,
2-86346, 2-99855, 33-18438, 33-30463, 33-27360, 33-59412 and 33-71758 on
Form S-8

We are aware that our report dated April 17, 1996 on our review of interim financial information of Kysor Industrial Corporation and Subsidiaries for the periods ended March 31, 1996 and 1995 and included in the Company's amendment No. 1 to Form 10-Q for the quarters then ended are incorporated by reference in these registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.






June 24, 1996